EXHIBIT 10.1
BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”) is made this 31st day of March, 2008, by and among Single Touch Interactive, Inc., a Nevada corporation (“Borrower”), and Hosting Site Network, Inc., a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Lender and Borrower have agreed upon certain of the terms and conditions of a merger (the “Merger”) and related transactions (collectively, the “Transactions”) which is expected to be completed and closed upon no later than May 31, 2008 (the “Completion Date”);

WHEREAS, simultaneously herewith Lender is engaged in an offering (the “Note Offering”) of its 12% Convertible Promissory Notes, which offering is being conducted pursuant to the exemption from registration provided by Rule 506 of Regulation D, Regulation S and/or Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, to provide Borrower with additional working capital to enable Borrower to fulfill certain obligations incident to its business while Lender and Borrower prepare the documentation necessary and appropriate to consummate the Transactions and obtain all necessary approvals from stockholders and third parties, Lender has agreed to utilize the net proceeds of the Note Offering to provide Borrower with a temporary loan in the principal amount equal to the net proceeds of the Note Offering.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender, intending to be legally bound, agree as follows:

ARTICLE I - LOAN

1.1. Loan. Lender agrees, on the terms and conditions of this Agreement, to make periodic loans to Borrower in the amount of up to Three Million Dollars Three Hundred Thousand ($3,300,000) (the “Loans”) commensurate with the net proceeds received by Lender in the Note Offering.

1.2. The Note. Borrower has authorized the issuance of promissory notes (each, a “Note” and collectively the “Notes”) made in favor of Lender by Borrower, which shall be in the form set forth in Exhibit A attached hereto. Each disbursement of the Loan shall bear interest at the rate of 12 percent (12%) per annum, and shall be due and payable to the order of Lender on the Completion Date, unless extended by Lender and Borrower in writing; provided, however, that from and after an Event of Default, as defined in Article IV hereof, such interest rate shall increase to eighteen percent (18%) per annum.

1.3. Payments. Principal and accrued interest payable on the Notes is due on the Completion Date; provided, however, that upon the closing of the Merger on or prior to the Completion Date, all amounts outstanding under the Loans shall be forgiven, and the Notes shall be cancelled and deemed repaid in full.

In the event the Merger is not completed by the Completion Date due to the actions of Borrower acting without cause, the Lender shall have the right, at its sole discretion, to cause Borrower to convert the amount of principal and interest then due under the Notes, in whole or in part, into units of Borrower at a price of $1.25 per unit, each unit consisting of one share of Borrower’s common stock, one Class A Warrant to purchase one share of Borrower’s common stock at a price of $1.60 per share at any time during a period of 18 months from issuance, and one Class B Warrant to purchase one share of Borrower’s common stock at a price of $2.05 per share at any time during a period of 36 months from issuance.

In the event the Merger is not completed by the Completion Date due to the actions of Lender acting without cause (the “Lender Action”), the Borrower shall have the right to seek appropriate legal remedies against Lender. These remedies will not relieve Borrower of its obligations under the Notes. Notwithstanding the foregoing and any other provisions of this Agreement, in such event, Borrower will be relieved of its obligation to pay interest under the Notes but must pay back all principal due under the Notes within sixty (60) days of the Completion Date.

1.4. Security for Loan. The Loan will be secured by Borrower’s assets as set forth in the Security Agreement among Borrower and Lender in the form attached hereto as Exhibit B.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Lender as follows:

2.1. Organization. Borrower is a corporation duly existing under the laws of its jurisdiction of incorporation and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, operations, condition (financial or otherwise), property or prospects of Borrower (as defined below), or the ability of Borrower to carry out its obligations under the Loan Documents (as defined in Section 2.3 below) (a “Company Material Adverse Effect”).

2.2. Subsidiaries. Borrower has no subsidiaries. For purposes of this Agreement, a “Subsidiary” means any corporation, partnership, joint venture or other entity in which Borrower has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein.

2.3. Authorization. All corporate action on the part of Borrower and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations of Borrower under this Agreement, the Note, the Security Agreement and all other documents executed in connection with the Loan (collectively, the “Loan Documents”) to which any of them may be a party have been taken. This Agreement, the Note, the Security Agreement and the other Loan Documents, when executed and delivered by Borrower, shall constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

2.4. Absence of Conflicts. The execution, delivery and performance of this Agreement and each of the other Loan Documents is not in conflict with nor does it constitute a breach of any provision contained in Borrower’s organizational documents, nor will it constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.

2.5. Consents and Approvals. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities and agencies that are necessary for the continued operation of Borrower’s business as currently conducted, or are required by law.

2.6. Capitalization. The authorized and outstanding capital stock of Borrower is described in the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among Lender, Borrower and Single Touch Acquisition Corp. dated as of March 20, 2008. Except as set forth in the Merger Agreement or as contemplated by the Transactions, there are no subscriptions, convertible securities, options, warrants or other rights (contingent or otherwise) currently outstanding to purchase any of the authorized but unissued capital stock of Borrower. Except as set forth in the Merger Agreement or as contemplated by the Transactions, Borrower has no obligation to issue shares of its capital stock, or subscriptions, convertible securities, options, warrants, or other rights (contingent or otherwise) to purchase any shares of its capital stock or to distribute to holders of any of its equity securities, any evidence of indebtedness or asset. No shares of Borrower capital stock are subject to a right of withdrawal or a right of rescission under any applicable securities law. Except as set forth in the Merger Agreement, there are no outstanding or authorized stock appreciations, phantom stock or similar rights with respect to Borrower. To the Knowledge (as defined below) of Borrower, except as described in the Merger Agreement or otherwise contemplated by this Agreement, there are no agreements to which Borrower is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under any applicable securities laws, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Borrower. Except as provided in the Merger Agreement, to the Knowledge of Borrower, there are no agreements among other parties, to which Borrower is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Borrower.

2.7. Litigation. There are no actions, suits, claims, investigations, arbitrations or other legal or administrative proceedings, to the Knowledge of Borrower, threatened against Borrower at law or in equity, and to Borrower’s Knowledge, there is no basis for any of the foregoing. There are no unsatisfied judgments, penalties or awards against or affecting Borrower or its businesses, properties or assets. Borrower is not in default, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by Borrower with respect to any order, writ, injunction or decree known to or served upon Borrower of any court or of any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by Borrower pending or threatened against others. Borrower has complied with all laws, rules, regulations and orders applicable to its current business, operations, properties, assets, products and services the violation of which would have a Company Material Adverse Effect. There is no existing law, rule, regulation or order, and Borrower has no Knowledge of any proposed law, rule, regulation or order, whether foreign, federal or state, that would prohibit or materially restrict Borrower from, or otherwise materially adversely affect Borrower in, conducting its businesses in any jurisdiction in which it is now conducting business.

As defined in this Agreement, “Knowledge” of Borrower means the actual knowledge by a director or officer of Borrower of a particular fact or circumstance or such knowledge as may reasonably be imputed to such person as a result of such person’s actual knowledge of other facts or circumstances as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate employees and agents of Borrower with respect to the matter in question.

2.8. Absence of Certain Events. To Borrower’s Knowledge, there is no existing condition, event or series of events which reasonably would be expected to have a Company Material Adverse Effect.

2.9. Title to Property and Assets. Borrower does not own any real property. Borrower has good and marketable title to all of its personal property and assets free and clear of any material restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Company Material Adverse Effect. With respect to properties and assets it leases, Borrower is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances which would have a Company Material Adverse Effect.

2.10. Governmental Permits. Borrower holds all licenses, franchises, permits and other governmental authorizations which are required for the conduct of any aspect of Borrower’s business, as presently conducted and as presently contemplated to be conducted, including, but not limited to, all such business operations contemplated by, or incident to, the Transactions. All such licenses, franchises, permits and other governmental authorizations are valid and current, and Borrower has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Borrower has conducted and is conducting its business in material compliance with the requirements, standards, criteria and conditions set forth in such licenses, franchises, permits and other governmental authorizations, and all laws and regulations applicable thereto, and is not in violation of any of the foregoing. The consummation of the transactions contemplated hereunder will not alter or impair or require changes to any such license, franchise, permit or other governmental authorization.

ARTICLE III - COVENANTS OF BORROWER

So long as the Note is outstanding, Borrower agrees that, unless Lender shall give its prior consent in writing:

3.1. Ordinary Course. Borrower shall carry on its business in the ordinary course substantially as conducted heretofore, and shall not engage in any transaction outside of the ordinary course of business.

3.2. Maintain Properties. Borrower shall maintain its properties and facilities in good working order and condition, reasonable wear and tear excepted.

3.3. Performance under Agreements. Borrower shall perform all of its material obligations under agreements relating to or affecting its assets, properties or rights.

3.4. Cooperation with Lender. Borrower shall cooperate with Lender and shall use its reasonable best efforts to complete and sign the merger agreement contemplated by the Merger and shall use its reasonable best efforts to consummate the Transactions contemplated thereby.

3.5. Financial Statements. Borrower shall provide to Lender prior to the Due Date any such audited or unaudited financial statements as may be required under applicable U.S. Securities Exchange Commission (“SEC”) regulations for inclusion of such statements in Lender’s SEC and other regulatory filings upon and following the closing of the Merger.

3.6. Maintenance of Business Organization. Borrower shall maintain and preserve its business organization intact and use its reasonable best efforts to retain its present key employees and relationships with suppliers, customers and others having business relationships with Borrower.

3.7. Compliance with Permits. Borrower shall maintain material compliance with all permits, laws, rules and regulations, consent orders and all other orders of applicable courts, regulatory agencies, and similar governmental authorities.

3.8. Leases. Borrower shall maintain its present leases in accordance with their respective terms, and shall not enter into new or amended lease instruments.

3.9. Loan Documents. Borrower shall comply in all respects with the terms of the Loan Documents.

3.10. Mergers. Except as contemplated by the Transactions, Borrower shall not merge or consolidate with or into any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control (whether in one transaction or in a series of related transactions) of assets (whether now owned or hereafter acquired) having a fair market value of more than $1,000,000 at the time(s) of transfer, or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereafter created) at a discount or with recourse, to any person, except sales or other dispositions of assets in the ordinary course of business.

3.11. Charter Documents. Borrower shall not make any amendment to its Certificate of Incorporation or its By-Laws.

3.12. Senior or Pari Passu Indebtedness. Borrower shall not incur, create, assume, guaranty or permit to exist any indebtedness in an amount equal to or greater than $100,000 that ranks senior in priority to, or pari passu with, the obligations under the Note and the other Loan Documents, except for indebtedness existing or contemplated on the date hereof.

3.13. Liens. Borrower shall not create, incur, assume or permit to exist any lien on any property or assets (including stock or other securities of Borrower) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) liens on property or assets of Borrower existing on the date hereof, provided that such liens shall secure only those obligations which they secure on the date hereof;

(b) any lien created under the Loan Documents;

(c) any lien existing on any property or asset prior to the acquisition thereof by Borrower, provided that

1.	such lien is not created in contemplation of or in connection with such acquisition and

2.	such lien does not apply to any other property or assets of Borrower;

(d) liens for taxes, assessments and governmental charges;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like liens arising in the ordinary course of business and securing obligations that are not due and payable;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, licenses, covenants, conditions, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by Borrower, provided that

1.	such security interests secure indebtedness permitted by this Agreement,

2.	such security interests are incurred, and the indebtedness secured thereby is created, within 90 days after such acquisition (or construction),

3.
the indebtedness secured thereby does not exceed 85% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and

4.	such security interests do not apply to any other property or assets of Borrower;

(j) liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided Borrower shall have set aside on its books adequate reserves with respect to such judgment or award; and

(k) deposits, liens or pledges to secure payments of workmen’s compensation and other payments, public liability, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business.

Within three (3) business days following Borrower’s request for a waiver of any provision of this Article III, Lender shall provide Borrower with their response to such request.

ARTICLE IV - DEFAULTS AND REMEDIES

4.1. An “Event of Default” occurs if:

(a) Borrower defaults in the payment of any principal or interest of the Note when the same shall become due, either by the terms thereof or otherwise as herein provided and such default shall not have been cured within sixty (60) days thereof; or

(b) Borrower defaults, in whole or in part, in the performance or observance of any other material agreement, term or condition contained in the Note or the other Loan Documents, and such breach shall not have been cured within sixty (60) days thereof; or

(c) Borrower shall default in the payment of any principal of, or premium, if any, or interest on, any other indebtedness in excess of $250,000 or obligation with respect to borrowed money after expiration of any grace or cure period or shall default in the performance of any material term of any instrument evidencing such indebtedness or of any mortgage, indenture or agreement relating thereto after expiration of any grace or cure period, and the effect of such default is to cause or to permit the holder or holders of such obligation to cause, such indebtedness or obligation to become due and payable prior to its stated maturity; or

(d) Borrower pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) is the debtor in an involuntary case which is not dismissed within thirty (30) days of the commencement thereof, or

(e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) provides for relief against Borrower in an involuntary case,

(ii) appoints a Custodian of Borrower for all or substantially all of its property, or

(iii) orders the liquidation of Borrower, or

(f) a final judgment for the payment of money in an amount in excess of $100,000 shall be rendered against Borrower (other than any judgment as to which a reputable insurance company shall have accepted full liability in writing) and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 20 days after the date on which the right to appeal has expired; or

then and in any such case (x) upon the occurrence of any Event of Default described in paragraphs (d) or (e), the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower, and (y) upon the occurrence of any other Event of Default, in addition to any other rights, powers and remedies permitted by law or in equity, Lender may, at its option, by notice in writing to Borrower, declare the Notes to be, and the Notes shall thereupon be and become, immediately due and payable, together with interest accrued thereon and all other sums due hereunder, without presentment, demand, protest or other notice of any kind, all of which are waived by Borrower.

Upon the occurrence of any Event of Default, the holder of the Notes may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes held by it, for an injunction against a violation of any of the terms hereof or thereof, or for the pursuit of any other remedy which it may have by virtue of this Agreement or pursuant to applicable law. Borrower shall pay to the holder of the Notes upon demand the reasonable costs and expenses of collection and of any other actions referred to in this Article, including without limitation reasonable attorneys’ fees, expenses and disbursements.

No course of dealing and no delay on the part of the holder of the Notes in exercising any of its rights shall operate as a waiver thereof or otherwise prejudice the rights of such holders, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No right, power or remedy conferred hereby or by the Notes on the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

4.2. For purposes of this Article, the following definitions shall apply:

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or equivalent law of a non-U.S. jurisdiction.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

ARTICLE V - NOTICES

All notices, requests and demands shall be given to or made upon the respective parties hereto in writing, at such address as may be designated by it in a written notice to the other party. All notices, requests, consents and demands hereunder shall be effective when duly deposited in the mails (by overnight delivery by a nationally-recognized overnight courier service or by United States registered or certified mail, postage prepaid, return receipt requested) with a copy via facsimile. Unless the parties designate otherwise, notices should be addressed as follows:

If to Borrower:

Single Touch Interactive, Inc.
2235 Encinatas Blvd. Suite 210
Encinatas, CA 92024
Attn: Randall J. Lanham, General Counsel
Facsimile: 760.438.1793

If to Lender:

Hosting Site Network, Inc.
32 Poplar Place
Fanwood, NJ 07023
Attn: Scott Vicari, President

with a copy to:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022
Attn: Scott Rapfogel, Esq.
Facsimile: 212.400.6901

ARTICLE VI - MISCELLANEOUS

6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

6.2. Amendment. This Agreement may be amended, modified or terminated only by an instrument in writing signed by all parties.

6.3. No Assignment. Neither this Agreement nor any right or obligation provided for herein may be assigned by any party without the prior written consent of the other parties.

6.4. Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

6.5. Counterparts. This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

6.6. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

IN WITNESS WHEREOF, the parties hereto have caused this Bridge Loan Agreement to be duly executed as of the day and year first above written.

LENDER: HOSTING SITE NETWORK, INC. By: /s/ Scott Vicari Name: Scott Vicari Title: President	BORROWER: SINGLE TOUCH INTERACTIVE INC. By: /s/ Anthony Macaluso Name: Anthony Macaluso Title: Chief Executive Officer

EXHIBIT A

Promissory Note

EXHIBIT B

Security Agreement